Exhibit 5.1

                           [GP Strategies letterhead]






                                           July 31, 2002

GP Strategies Corporation
9 West 57th Street, Suite 4170
New York, NY  10019

Gentlemen:

         Reference is made to the Registration Statement on Form S-3 of GP Strategies Corporation (the "Company") relating to the registration of shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company.

         I am Vice President and General Counsel of the Company, and have examined such corporate records and other documents as I have deemed relevant. Based upon the above, I am of the opinion that the Common Stock to be sold pursuant to the Registration Statement is (or will be upon conversion of shares of the Class B Capital Stock, par value $.01 per share, of the Company) validly authorized and issued, fully paid, and non assessable.

         As of the date hereof, I own 3,238 shares of Common Stock and have options to purchase 22,666 shares of Common Stock.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of my name in the Prospectus included in the Registration Statement.

                                          Very truly yours,


                                          Andrea D. Kantor
                                          Vice President and General Counsel